EXHIBIT 10.53

SECOND AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AGREEMENT is made and dated effective as of the 1st day of June, 2021 (the “Effective Date”)

BETWEEN:

BODY AND MIND INC. a Nevada corporation with an address at 750 - 1095 West Pender Street, Vancouver, British Columbia, V6E 2M6 (the “Company”)

AND:	GOLDEN TREE CAPITAL CORP. a company having an office address of 970-777 Hornby Street, Vancouver, B.C. V6Z 1S4 (the “Consultant”)

AND:	DONG H. SHIM an individual having an address of 1803-177 Robson Street, Vancouver, B.C. V6B 0N3 (the “Principal”)

(the Company, the Consultant and the Principal being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

WHEREAS:

A. The Principal has been appointed to the position of Chief Financial Officer of the Company;

B. The Company wishes to continue the engagement of the Consultant to provide the services of the Principal as Chief Financial Officer of the Company on the terms and conditions set forth in this Agreement;

C. Since entering into of the original Consulting Agreement entered into between the Company, the Consultant and the Principal dated August 21, 2019 (the “Original Consulting Agreement”) and the Amended and Restated Consulting Agreement dated January 18, 2021 (the “Amended and Restated Agreement”), and as a consequence of the Principal’s valuable role within the Company, the Parties hereby acknowledge and agree that there have been various discussions, negotiations, understandings and agreements between them and, that it is their intention by the terms and conditions of this Second Amended and Restated Consulting Agreement dated June 1, 2021 (the “Agreement”) to hereby replace, in their entirety, the Original Consulting Agreement and the Amended and Restated Consulting Agreement, together with all such prior discussions, negotiations, understandings and agreements; and

D. The Parties have agreed to enter into this Agreement which replaces, in its entirety, the Original Consulting Agreement and the Amended and Restated Consulting Agreement, together with all such prior discussions, negotiations, understandings and agreements, all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

PART l

POSITION, SERVICES, REPORTING

Position and Services

Subject as otherwise herein provided, the Company hereby engages the Consultant as an independent contractor and not as an employee or agent of the Company as of the Effective Date, and hereby appoints the Principal to the position of Chief Financial Officer of the Company (hereinafter collectively referred to as “CFO”). As of the Effective Date, the Consultant will cause the Principal to perform the duties and responsibilities normally and reasonably associated with the position of CFO including, without limitation, those duties set out in Schedule “A” attached hereto and such other duties and responsibilities as may from time to time be assigned by the Company to the Consultant, subject always to the limitations as may from time to time be set by the Company (all services to be provided by the Consultant hereunder are referred to as the “Services”).

Standard of Performance

1.1 The Consultant warrants that the Services will be performed in a timely, competent and professional manner in accordance with the highest standards and practices commonly expected of qualified and experienced providers of similar services and that the Principal will devote sufficient time to the performance of the Services as may be reasonably required by the Company to fulfil the standard of performance as aforesaid, including, without limitation, making himself available at such times and at such places as may reasonably be required by the Company in connection with the Services.

Reporting Procedures

1.2 The Consultant and the Principal will report to the Chief Executive Officer and Board of Directors of the Company on an as needed basis.

Subcontracting and Assignment

1.3 The Consultant will not, without the prior written consent of the Company (which consent the Company may in its sole discretion withhold), subcontract, delegate or otherwise assign any or all of the Consultant’s obligations under this Agreement.

Concurrent Work

1.4 Provided that the Consultant is fulfilling the terms of this Agreement and in particular the standards of performance contemplated in §1.1 herein, the Consultant may take employment, concurrently work on projects, accept assignments and serve on boards that are in related industries to the Company (or substantially similar enterprise) provided that such work or engagement does not directly or indirectly compete with the Company at the time such work or engagement is entered into or is intended or could reasonably be perceived to compete with the Company. Whether such work or engagement directly or indirectly competes with the Company, or is intended or could reasonably be perceived to compete with the Company, will be determined solely at the discretion of the Company. The Consultant may take on any assignment, work on projects, serve as a board member or management of any entity not engaged in a competitive activity as aforesaid provided that such position or activity does not unreasonably limit or prohibit the Consultant from fulfilling the Services contemplated in §1.1 herein.

PART 2

CONSULTING FEES

Fees

2.1 The Company will pay to the Consultant a monthly fee of USD$10,000 plus any good and services taxes, if applicable, (hereinafter the “Fee”) payable on the first day of each calendar month during the term of this Agreement by way of cheque, wire or direct deposit to the account of the Consultant. The Company will review the Fee from time to time during the term of this Agreement and may in its sole discretion increase the Fee depending on the Principal’s performance of the Services and having regard to the financial circumstances of the Company. The Consultant will be responsible for remitting and paying any applicable taxes.

Bonuses

2.2 The Company, from time to time, will consider, but will be under no obligation, to provide the Consultant with a bonus, which is entirely discretionary.

Expenses

2.3 The Company will reimburse the Consultant for all reasonable travel and other out-of-pocket expenses incurred by the Consultant directly related to the performance of the Services, subject to the policies of the Company, within 30 days of the expense being submitted to the Company. The Consultant will account for such expenses in accordance with the policies and directions provided by the Company.

Stock Options

2.4 The Company, from time to time, and in its sole discretion, may grant stock options to the Consultant or its’ designee in accordance with the Company’s Stock Option Plan.

PART 3

TERM, TERMINATION, PLACE OF WORK

Term and Termination

3.1 The term of the Agreement will begin on the Effective Date, and will continue until the Agreement is terminated, as follows:

By the Company:

(a)

Termination without Cause. The Company may terminate this Agreement for any reason, without cost, charge or liability, except as provided in §3.2 below, upon 90 days’ written notice or payment in lieu thereof to the Consultant;

(b)

Termination for Cause. The Company may terminate this Agreement and Consultant’s engagement thereunder with or without any advance notice in the event that the Company determines that this Agreement and Consultant’s services hereunder should be terminated for Cause (as defined herein.) Termination for Cause shall be effective immediately upon delivery of written notice thereof by the Company to Consultant and Consultant’s rights to all compensation shall cease as of the date of such written notice. In such event, Consultant shall not be entitled to any future compensation nor shall Consultant be entitled to any severance pay.

(i)

For the purposes of this Agreement, “Cause” shall mean: (i) Consultant’s failure to perform its duties to the standards and requirements of the Company or neglect of duties for which employed or misconduct in the performance of such duties, all of such facts to be determined by the Company in its good faith judgment; (ii) Consultant committing fraud, misappropriation or embezzlement; (iii) Consultant’s commission or conviction of, or entry of a plea of guilty, any felony or misdemeanor involving moral turpitude; (iv) Consultant breaching any provision of this Agreement or any of the rules, regulations, or policies of the Company; (v) the discovery that any of Consultant’s representations are inaccurate; (vi) Consultant manufacturing, distributing, dispensing, transporting, possessing or being under the influence of alcohol or illegal drugs during working hours or while on the property or in a vehicle of the Company or any affiliate of the Company; (vii) Consultant misusing or abusing prescription drugs during working hours or while on the property of or in a vehicle of the Company or any affiliate of the Company; (viii) Consultant having present in his body illegal drugs in any amount during working hours or while on the property on in a vehicle of the Company or any affiliate of the Company; (ix) and Consultant failing to immediately comply with a request that he submit to a drug or alcohol test after a work-related injury or accident or whenever the Company reasonably suspects that Consultant is in violation of (vi) through (viii) above. Upon termination of this Agreement as provided in this Section 3.1, the Agreement shall terminate and be of no further force and effect, except as provided in Section 5.3.

(c)	immediately, without cost, charge or liability, except as provided in §3.2 below, if the Company becomes bankrupt or insolvent.

(d)

immediately, without cost, charge or liability, in the event that Principal dies or is prevented from performing his duties or fulfilling his responsibilities under this Agreement by reason of incapacity or disability.

By the Consultant:

(a)	at any time and at Consultant’s sole discretion, without cause and without any cost, charge, or liability to Company, upon thirty (30) days’ written notice of such termination to the Company.

3.2 Change of Control Termination

(a) Notwithstanding any other provision contained herein, if the Consultant’s engagement hereunder is terminated by the Consultant for Good Reason or by the Company without Cause (other than on account of the Consultant’s death or disability), in each case within twelve (12) months following a Change in Control, the Consultant shall be entitled to receive any accrued amounts owed under this Agreement and subject to the Consultant’s compliance with Part 4 of this Agreement the Consultant shall be entitled to receive the following:

(i) a lump sum payment equal to twelve (12) months Fee for the year in which the termination occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which shall be paid within thirty (30) days following the date of termination;

(b) For purposes of this Agreement “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock;

(iii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv) the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Internal Revenue Code.

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Term of this Agreement without the Consultant’s written consent:

(i) a material reduction in the Consultant’s Fee other than a general reduction in Fee that affects all similarly situated consultant’s or Company executive’s in substantially the same proportions;

(ii) a relocation of the Consultant’s principal place of engagement by more than 50 miles;

(iii) a material, adverse change in the Consultant’s authority, duties, or responsibilities, or reporting structure applicable to the Consultant.

Consultant cannot terminate the Agreement for Good Reason unless the Consultant has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Consultant does not terminate the Agreement for Good Reason within 180 days after the first occurrence of the applicable grounds, then the Consultant will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

Place of Work and Tools

3.3 The Company may, at its sole discretion, provide reasonable office space for the Consultant as the Company deems appropriate. It is acknowledged that office space is currently not required.

3.4 The Company may, at its sole discretion, provide additional software, hardware and other tools to the Consultant to perform the Services.

PART 4

CONFIDENTIALITY; INTELLECTUAL PROPERTY; AND RESTRICTIVE COVENANTS

4.1 Definitions. In this Part,

(a) “Company Entities” means the Company and its affiliate, subsidiary and parent corporations, to the extent that such reference does not require any other party to be added as a party to this Agreement other than as a third party beneficiary, each of whom will be expressly deemed an intended third party beneficiary of this Agreement and will have the right to enforce the terms and conditions of this Agreement;

(b) “Company Inventions” mean all Inventions owned by the Company Entities prior to or outside of this Agreement (together with those forming part of Work Product);

(c) “Company Property” means all Confidential Information, Work Product and Company Inventions;

(d) “Confidential Information” means all information in any form (including all electronic, magnetic, physical, intangible, visual and oral forms) and whether or not such information has been marked or indicated as confidential, that is known, held, used or disclosed by or on behalf of the Company Entities in connection with its business, and that, at the time of its disclosure (i) is not available or known to the general public, (ii) by its nature or the nature of its disclosure, would reasonably be determined to be confidential, or (iii) is marked or indicated as proprietary or confidential, and in any event includes trade secrets, know-how, supplier and customer information (whether past, present, future and prospective), strategic plans, source code and related data, financial information, marketing information, information as to business opportunities (including strategies and research and development), consultation records and plans, engineering data, third party data, Company Inventions, and Work Product, whether they are trade secrets or not;

(e) “Develop” means conceive, develop, create, acquire, reduce to practice or otherwise make, either alone or with others, whether or not during regular working hours and whether or not having been specifically instructed to do so;

(f) “Intellectual Property Rights” means, collectively, all proprietary rights provided or recognized under patent law, copyright law, trade-mark law, design patent or industrial design law, semi-conductor chip or mask work law, or any other applicable statutory provision or otherwise arising at law or in equity anywhere in the world, including trade secret law, that may provide or recognize any right in Materials, Inventions, Work Product, Confidential Information, know-how, or the expression or use thereof, including (i) applications, registrations, licenses, sublicenses, agreements, or any other evidence of a right in any of the foregoing, and (ii) past, present, and future causes of action, rights of recovery, and claims for damage, accounting for profits, royalties, or other relief relating, referring, or pertaining to any of the foregoing;

(g) “Inventions” means, collectively, whether patentable or not, discoveries, inventions, innovations, ideas, suggestions, technology, methodologies, techniques, concepts, procedures, processes, protocols, treatments, tests, developments, scientific or other formulae and each and every portion thereof, and any and all revisions and improvements relating to any of the foregoing;

(h) “Materials” means, collectively, all materials in any form (including verbal, visual, magnetic, electronic, or physical), including any reports, documents, designs, compilations, products, works, and computer programs (including all source code, object code, compilers, libraries and developer tools, and any manuals, descriptions, data files, resource files and other such materials relating thereto), studies, reports, records, research, surveys, services, sales, patterns, machines, manufactures, compositions, technical data, devices, sketches, photographs, plans, drawings, specifications, samples, manuals, documents, prototypes, hardware, software and other equipment, working materials, findings and each and every portion thereof, and any and all revisions and improvements relating to any of the foregoing;

(i) “Solicit” means solicit by any means, including persuasion, enticement inducement, or the direct or indirect assistance to any other person in any such activity, in all cases regardless of whether successful or not and regardless of whether the initial contact was by the Consultant, Principal or any other person;

(j) “Work Product” means all Materials and Inventions that are Developed during the term of this Agreement that in any way relate to (i) the present or proposed programs, services, products or business of the Company Entities, (ii) tasks assigned to the Consultant or the Principal in relation to or arising from this Agreement, or (iii) any other Company Inventions, Work Product or Confidential Information.

4.2 Confidentiality. In connection with the Consultant’s performance under this Agreement, the Company has furnished or may furnish to the Consultant or Principal, or the Consultant or Principal may acquire, develop or conceive of, Confidential Information, all of which the Consultant or Principal will each treat strictly in accordance with this Agreement. For greater clarity, the Parties hereby acknowledge and agree that Confidential Information can encompass information regardless of whether it was disclosed prior to the date of this Agreement or after. In connection with this,

(a) Obligations. at all times during and after this Agreement, each of the Consultant or Principal will protect the Confidential Information using a reasonable degree of care, and will take all reasonable steps to safeguard the Confidential Information from unauthorized disclosure, and without limiting the foregoing will not, directly or indirectly, (i) copy or reproduce any of the Confidential Information, (ii) use any Confidential Information for any purpose other than the proper performance of the Consultant’s duties, or (iii) subject to Section 4.3(e) disclose any of the Confidential Information except strictly to those of Company’s directors, officers, consultants, attorneys, accountants, advisors and personnel to whom disclosure is necessary to carry out the Consultant’s duties,

(b) Exceptions. this Section 4.2 imposes no obligation upon the Consultant and the Principal with respect to any information or part thereof that the Consultant can establish with documentary evidence that, other than as a result of a breach of this Agreement, (i) was already known to, or in the possession of, the Consultant or the Principal at the time the Consultant or the Principal obtained it or access to it from Company in the same form and substance without a duty of confidentiality, (ii) is or becomes generally available to the public rightfully without restrictions of confidentiality, or (iii) becomes available to the Consultant or the Principal after the term of the Agreement from a third party (other than any Company Entity) who has no obligation of confidentiality with respect thereto,

(c) Required Disclosures. if the Consultant or the Principal is requested or required (including, without restriction, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other similar process) by any law to disclose any Confidential Information, the Consultant or the Principal may disclose strictly that Confidential Information for which disclosure is required to comply with any such applicable law, provided that the Consultant or the Principal (i) unless prohibited by such applicable law, provides the Company with written notice as soon as practicable in the circumstances so that the Company may contest the disclosure or seek an appropriate protective order, and (ii) cooperates reasonably and in good faith with the Company in its efforts to prevent, restrict or contest such required or requested disclosure, and

(d) Acknowledgement. each of the Consultant and the Principal acknowledge and agree that the right to maintain the confidentiality of Confidential Information, and the right to preserve the Company’s goodwill therein, constitute proprietary rights which the Company is entitled to protect.

4.3 Ownership and Intellectual Property Rights. Each of the Consultant and the Principal agree that all right, title and interest (including Intellectual Property Rights) in and to all Company Property, and all services and products which embody, emulate or employ any Company Property, are and will remain fully vested in the Company. For greater clarity, the Parties hereby acknowledge and agree that Company Property includes Confidential Information, Work Product and Company Inventions regardless of whether they were conceived, developed, prepared, known, used or disclosed prior to the date of this Agreement or its execution.

In connection with this, the following provisions apply:

(a) Assignment. to the extent that the foregoing does not fully vest in the Company all right, title and interest (including all Intellectual Property Rights) in and to any Company Property, the Consultant and the Principal each hereby assign to the Company or its nominee (or their respective successors or assigns), all of the Consultant’s or the Principal’s right, title and interest (including all Intellectual Property Rights) in and to such Company Property without further payment by the Company (and, for greater certainty, this assignment includes any future-arising Company Property, which the Consultant and the Principal will be deemed to have automatically assigned pursuant to this provision as it arises without further instrument);

(b) Opportunities. if the Consultant’s or Principal’s access, possession, use or creation of Company Property should give rise to a business opportunity to commercially exploit the Company Property, any such exploitation by the Consultant or Principal, directly or indirectly, is strictly prohibited;

(c) Disclosure-the Consultant will promptly disclose to the Company, or any persons designated by the Company, all Inventions that are Derived from Work, and agrees the Company has all right, title and interest (including all Intellectual Property Rights) to such Company Inventions under this Section 4.3;

(d) Third Party Rights. the Consultant and the Principal each agree not to introduce into any Company Property any third-party Intellectual Property Right, including any (i) Intellectual Property Rights relating to Materials and Inventions owned by the Consultant or the Principal, such as those that are not Work Product, or (ii) confidential information, trade secrets or other proprietary rights of former employers, in each case without first obtaining the written consent of the Company and, if requested by the Company, the third-party rights holder; and

(e) Moral Rights. the Consultant and the Principal hereby irrevocably waives for the benefit of the Company Entities and their successors or assigns any and all of the Consultant or Principal’s moral rights or “droits d’autuers” in respect of the Work Product.

4.4 Return or Destruction. Upon the request of the Company, the Consultant will immediately return or cause to be returned to Company all originals and copies in any form of Company Property (including Confidential Information or Work Product) in the possession or control of the Consultant or the Principal and will destroy or cause to be destroyed all originals, copies or other reproductions or extracts of such Company Property not so returned. For the purposes of this paragraph, Company Property stored in electronic form on non-removable media (i) will be deemed to be returned when a copy thereof is delivered in reasonable electronic form to the Company, and (ii) destroyed when the Consultant performs a commercially reasonable “delete” function with respect to such data, provided that the Consultant thereafter does not directly or indirectly permit or perform any recovery or restoration of such Company Property, whether through undeletion, archives, forensics or otherwise (except as it relates to source code or other information indicated as requiring further acts of deletion by Company, in which case such information must be deleted using reasonably secure deletion techniques as directed by the Company).

4.5 Further Assistance. The Consultant agrees to assist the Company in every proper way to obtain and, from time to time, enforce the Intellectual Property Rights to the Company Property in any and all countries, and to that end the Consultant will execute all documents for use in applying for, obtaining and enforcing the Intellectual Property Rights in and to such Company Property may desire, together with any assignments of Work Product or Company Inventions to the Company or persons designated by it. The Consultant’s obligation to assist Company in obtaining and enforcing such Intellectual Property Rights in any and all countries will continue beyond the termination of this Agreement, and shall always be at the Company’s reasonable expense.

4.6 No Solicitation. During the Term of this Agreement and for a period of 12 months thereafter, the Consultant will not, directly or indirectly, solicit any of the Company Entities’ customers or clients with which the Consultant performed services or had business dealings (or access to Confidential Information with respect to Company’s other business dealings) in connection with the Services hereunder.

4.7 No Hire. During the Term of this Agreement and for a period of 12 months thereafter, the Consultant will not, directly or indirectly, hire or engage any of the Company’s employees, staff, contractors or consultants, or solicit or encourage any of the foregoing, to terminate any employment or contract with the Company, nor will the Consultant provide any information concerning such persons to any recruiter or prospective employer without prior written consent from the Company.

4.8 Non-Disparagement. Neither Consultant nor Principal shall make any statement in any format (whether orally, electronically, or in writing including, without limitation, via email, on the internet or on social media) which is defamatory, disparaging or otherwise derogatory pertaining to the Company or any Company Entities. This prohibition is specifically meant to be broader than defamation and includes, without limitation, contacting employees, customers, clients, vendors, investors or potential investors of Company or Company Entities and saying or implying anything negative about Company or Company Entities by words, actions, context or any combination of these. Provided, however, that nothing in this Agreement shall be construed to prohibit Consultant or Principal from making such truthful disclosures as are compelled or required or permitted by law and as are necessary for legitimate law enforcement or compliance purposes.

4.9 Arbitration. As a condition of this Agreement Consultant and Company agree to exclusively submit to final and binding arbitration of any and all claims, counterclaims, demands, and causes of action (collectively, “Claims”) arising out of or in any way related to the Agreement. The Consultant and Company further are hereby waiving the right to a jury or bench trial with respect to the Claims. Arbitration shall be by a single arbitrator selected by the parties. Each party shall be responsible for its own costs and fees of the arbitration, including, but not limited to attorney’s fees. Arbitrator fees shall be borne equally by the parties.

PART 5

OTHER PROVISIONS

No Liability

5.1 In no event will the Company be liable for any claims made by the Consultant for any special, indirect, incidental, or consequential damages, whether for negligence or breach of contract, including without limitation, loss of business opportunities, profits or revenues, and whether or not the possibility of such damages or loss of opportunities, profits or revenues has been disclosed by the Consultant in advance or could have been reasonably foreseen by the Company.

Taxes

5.2 The Consultant represents, warrants and covenants that the Consultant is acting and will act only as an independent contractor and not as an employee of the Company, and acknowledges that in so acting, the Consultant will not be entitled to any employee-like benefits, or any direct or indirect compensation other than that expressly set out in this Agreement. The Consultant will, as an independent contractor, collect and/or remit as required, all amounts, and will register with any workers’ compensation entities or other governmental bodies, and deal with all tax and other requirements, and satisfy all applicable compliance requirements, as required or permitted under law by all municipal, provincial or federal governments. Without affecting the Consultant’s other obligations in this §5.2, the Consultant will provide proof acceptable to the Company, acting reasonably, of the Consultant’s registrations, remittances or other tax or other compliance with applicable law, upon each such registration or remittance or upon request by the Company. The Consultant agrees that the Company will not be responsible for registering under any workers’ compensation legislation or for withholding or remitting any amounts for income taxes, Canada Pension Plan, Employment Insurance, or other deductions that would be required in an employment relationship. The Consultant will promptly indemnify the Company for any liability that the Company incurs as a result of not making such registrations or remittances or other relevant compliance. In the event that the Canada Revenue Agency determines that remuneration paid by the Company for the Services was employment income to the Consultant, and further determines that the Company was obligated to withhold taxes at source, the Consultant shall be liable to indemnify the Company for any and all costs or assessment thereby occasioned.

Survival

5.3 All obligations and rights that, by their nature, are intended to survive the termination or expiration of this Agreement (the “Surviving Terms”), will survive the actual or purported termination or expiration, for any reason, of the Agreement.

Severability

5.4 If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions will not be affected.

Governing Law

5.5 This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

Notice

5.6 Every notice, request, demand or direction (each, for the purposes of this section, a “notice”) to be given pursuant to this Agreement by either Party to another will be in writing and will be delivered or sent by registered or certified mail postage prepaid and mailed in any government post office or by email, or other similar form of written communication, in each case, addressed as above or as follows:

If to the Company, at:

Address: 750- 1095 West Pender Street, Vancouver, BC, V6E

Telephone: (778) 389-0007

Email: mmills@bamcannabis.com

Attention: Michael Mills, President and Interim CEO

If to the Consultant, at:

Address: 970-777 Hornby Street, Vancouver, B.C. V6Z 1S4

Telephone: 604 559 3511 Ext: 150

E-Mail: dongshim@shimaccounting.com

Attention: Dong H. Shim

or to such other address as is specified by the particular Party by notice to the other.

Entire Agreement

5.7 This Agreement forms the entire agreement between the Parties and supersedes all prior agreements, proposals or communications relative to the subject matter of this Agreement, including the Original Consulting Agreement. Amendments to or waivers of this Agreement will be effective only if in writing and signed by authorized representatives of both Parties. Unless otherwise expressly stated, if there is any necessary conflict or inconsistency between any of the terms of this Agreement, this Agreement will take precedence.

Independent Legal Advice

5.8 The Parties agree that each has had independent legal advice, or the opportunity to receive such independent legal advice, in connection with the execution of this Agreement and has read this Agreement in its entirety, understands its contents and is signing this Agreement freely and voluntarily, without duress or undue influence from any Party.

[Signature Page follows]

IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto as of the day and year first above written.

BODY AND MIND INC.	)
the Company herein,	)
)
)
Per: /s/ Michael Mills	)
Authorized Signatory	)
)
Michael Mills CEO	)
(print name and title)

GOLDEN TREE CAPITAL CORP.	)
the Consultant herein,	)
)
)
Per: /s/ Dong Shim	)
Authorized Signatory	)
)
Dong Shim CFO	)
(print name and title)

SIGNED and DELIVERED by	)
DONG H. SHIM, the Principal	)
herein, in the presence of:	)
)
)
Witness Signature	)	/s/ Dong Shim
	)	DONG H. SHIM
)
Witness Address	)
)
)
Witness Name and Occupation	)

SCHEDULE “A”

Duties

1.0 Culture

The Chief Financial Officer must understand, reflect and foster the culture and goals of the Company. The Company’s culture and goals, although continuously evolving, include the following:

(a) to practice the highest standards of integrity;

(b) to achieve superior financial returns;

(c) pursue growth opportunities in the context of stability and a long-term perspective; and

(d) to be a respected and leading employer, customer, supplier and investment.

2.0 Specific Responsibilities

The responsibilities of the CFO include, but are not limited to:

(a) Providing leadership, direction and management of the finance and accounting team;

(b) Providing strategic recommendations to the CEO/President and members of the executive management team;

(c) Managing the processes for financial forecasting and budgets, and overseeing the preparation of all financial reporting, record-keeping and regulatory compliance, including liaising with external auditors;

(d) Advising on long-term business and financial planning;

(e) Establishing and developing relations with senior management and external partners and stakeholders; and

(f) Reviewing all formal finance, HR and IT related procedures.